Exhibit 99.1

Contact:	Joe Schierhorn, Chief Operating Officer and President of Northrim Bank
(907) 261-3308
Latosha Frye, Chief Financial Officer
(907) 261-8763

NEWS RELEASE

Northrim BanCorp Reports Earnings of $3.6 Million, or $0.51 Per Diluted Share, in 1Q15

ANCHORAGE, Alaska - April 28, 2015 - Northrim BanCorp, Inc. (NASDAQ:NRIM) (“Northrim”) today reported that loan and deposit growth coupled with contributions from the two acquisitions completed in 2014 generated increased profitability in the first quarter of 2015 as compared to the same period a year ago. Net income in the first quarter of 2015 improved to $3.6 million, or $0.51 per diluted share, compared to $2.7 million, or $0.40 per diluted share, in the first quarter of 2014. Contributions from the second quarter 2014 acquisition of Alaska Pacific Bancshares, Inc. ("Alaska Pacific") and the fourth quarter 2014 acquisition of Residential Mortgage Holding Company, LLC ("Residential Mortgage"), the parent company of Residential Mortgage, LLC (“RML”) contributed to higher revenues and operating costs in the first quarter of 2015. For the fourth quarter of 2014, net income was $6.7 million, or $0.97 per diluted share, which included a one-time fair value adjustment in connection with our acquisition of the remaining equity interest in Residential Mortgage that resulted in a $3.0 million non-operating gain, or $0.43 per diluted share.

“The benefits of the two acquisitions we completed last year are clearly visible in our first quarter profits, with contributions from both organizations complementing growth in our core banking franchise,” said Joseph Beedle, President and CEO. “We are particularly pleased with the strength in the mortgage origination platform, which is usually seasonally slow in the first part of the year. RML generated profits in the first quarter of 2015, fueled primarily by strong volumes. Lower fees for Federal Housing Authority, or "FHA" borrowers, combined with continuing low mortgage rates, spurred origination activity for both purchase and refinance transactions."

Financial Highlights (at or for the periods ended March 31, 2015, compared to December 31, 2014, and March 31, 2014)

•
Total revenues, which include net interest income, plus other operating income, increased 4% from the previous quarter and 73% from the first quarter a year ago. First quarter 2015 revenues were $24.2 million, compared to $23.3 million in the preceding quarter and $14.0 million a year ago.

•	Net interest income grew 5% to $15.3 million in the first quarter of 2015, compared to $14.5 million in the fourth quarter of 2014 and increased 36% from $11.2 million in the first quarter a year ago.

•
Northrim paid a quarterly cash dividend of $0.18 per share in March 2015, up from the $0.17 per share dividend paid in the first quarter a year ago. The dividend provides an annual yield of approximately 3.0% at current market share prices.

•
Tangible book value[1] was $20.92 per share at March 31, 2015, compared to $20.48 at December 31, 2014 and $21.11 per share a year ago, which primarily reflected an increase in intangible assets attributable to the two acquisitions completed in 2014.

1Tangible book value per share is a non-GAAP measure defined as shareholders’ equity, less intangible assets, divided by shares outstanding. See the last page of this release for a reconciliation to shareholders’ equity.

Northrim BanCorp Reports Earnings of $3.6 Million, or $0.51 Per Diluted Share, in 1Q15
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•
Average portfolio loans increased 23% to $946.1 million for the first quarter of 2015, compared to the first quarter of 2014, reflecting the addition of the loans acquired from Alaska Pacific and organic growth in the portfolio.

•	Northrim remains well-capitalized with Tier 1 Capital to Risk Adjusted Assets of 12.71% at March 31, 2015, compared to 13.06% at December 31, 2014, and 15.75% a year ago.

•	Tangible common equity to tangible assets[2] was 10.07% at March 31, 2015, compared to 9.85% at December 31, 2014, and 11.54% a year ago.

Alaska Economic Update

“Despite the legitimate long-term concerns of the impact of low oil prices on energy dependent states, including Alaska, our economy is showing resilience and stability in the early stages of this oil price cycle,” said Beedle. “Unlike most states in the nation, Alaska state government has built $66 billion in reserves, of which $14 billion can be used to finance expected state government funding gaps. “Employment in most sectors of the state, with the exception of state workers, has been stable, and we are continuing to see projects already underway on the North Slope progressing. Alaska's conventional oil is believed to have a longer term investment cycle that is less impacted by short to mid-term swings in energy prices. We estimate that approximately 8% of portfolio loans as of March 31, 2015, have direct exposure to the oil and gas industry in Alaska."

Northrim Bank sponsors the Alaskanomics blog to provide news, analysis and commentary on Alaska’s economy. Join the conversation at Alaskanomics.com or for more information on the Alaska economy, visit: www.northrim.com and click on the “About Northrim” link and then click "Alaska's economy". Information from our website is not incorporated into, and does not form a part of this press release.

Review of Operations

"Owning 100% of RML has resulted in a substantial change in how we report our financial results and has added significantly to our revenues and operating costs,” said Latosha Frye, Chief Financial Officer. As of December 1, 2014, Residential Mortgage became a wholly owned subsidiary of Northrim Bank and consequently RML's gross revenues and expenses are now reported on a consolidated basis throughout the various sections of Northrim's income statement. Additionally, management determined that as a result of the acquisition of RML, Northrim now operates two business segments: Community Banking and Home Mortgage Lending, with RML's operations falling under the Home Mortgage Lending segment. The following tables provide details on the key financial results of each of Northrim's business segments for the periods identified:

	Three Months Ended March 31, 2015
(In Thousands, Unaudited)	Community Banking	Home Mortgage Lending	Consolidated

Net interest income	$13,516	$1,812	$15,328
Provision (benefit) for loan losses	326	—	326
Other operating income	3,252	5,587	8,839
Other operating expense	13,324	5,137	18,461
Income before provision for income taxes	3,118	2,262	5,380
Provision for income taxes	813	934	1,747
Net income	2,305	1,328	3,633
Less: net income attributable to the noncontrolling interest	72	—	72
Net income attributable to Northrim BanCorp	$2,233	$1,328	$3,561

2Tangible common equity to tangible assets is a non-GAAP measure defined as total equity less goodwill and intangible assets divided by total assets less goodwill and intangible assets. See the last page of this release for more information on this non-GAAP measure.

Northrim BanCorp Reports Earnings of $3.6 Million, or $0.51 Per Diluted Share, in 1Q15
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	Three Months Ended December 31, 2014
(In Thousands, Unaudited)	Community Banking	Home Mortgage Lending	Consolidated

Net interest income	$13,893	$643	$14,536
Provision (benefit) for loan losses	500	—	500
Other operating income	6,764	2,000	8,764
Other operating expense	11,798	1,873	13,671
Income before provision for income taxes	8,359	770	9,129
Provision for income taxes	2,008	317	2,325
Net income	6,351	453	6,804
Less: net income attributable to the noncontrolling interest	130	—	130
Net income attributable to Northrim BanCorp	$6,221	$453	$6,674

	Three Months Ended March 31, 2014
(In Thousands, Unaudited)	Community Banking	Home Mortgage Lending	Consolidated

Net interest income	$11,233	$—	$11,233
Provision (benefit) for loan losses	—	—	—
Other operating income (loss)	2,865	(131)	2,734
Other operating expense	9,967	—	9,967
Income before provision for income taxes	4,131	(131)	4,000
Provision for income taxes	1,351	(54)	1,297
Net income (loss)	2,780	(77)	2,703
Less: net income attributable to the noncontrolling interest	45	—	45
Net income (loss) attributable to Northrim BanCorp	$2,735	($77)	$2,658

Revenue and Net Interest Income

Total revenues, which include net interest income plus other operating income, were $24.2 million in the first quarter of 2015, up from $23.3 million in the fourth quarter of 2014 and $14.0 million in the first quarter of 2014.

In the first quarter of 2015, net interest income increased 5% to $15.3 million, compared to $14.5 million in the prior quarter and was up 36% from $11.2 million in the first quarter of 2014. “Growth from our core franchise was augmented by increased mortgage fee income resulting from the acquisition of Residential Mortgage and the addition of our Southeast Alaska branch network acquired in the Alaska Pacific transaction in 2014,” said Beedle.

“Our net interest margin remained well above national averages in the first quarter of 2015. Margin expansion is primarily being driven by our ability to deploy funds invested in lower yielding securities into higher yielding loans combined with the higher level of fee income generated from our newly acquired mortgage origination business,” said Joe Schierhorn, Northrim Bank’s President and Chief Operating Officer. In the first quarter of 2015, Northrim’s net interest margin (NIM) was 4.93%, compared to 4.49% in the preceding quarter and 4.28% in the first quarter a year ago. These increases in NIM were mainly the result of growth in core portfolio loans and contributions from both of the acquisitions that occurred in 2014.

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Provision for Loan Losses

The provision for loan losses totaled $326,000 in the first quarter of 2015, compared to $500,000 for the preceding quarter and no provision for loan losses in the first quarter a year ago, reflecting solid asset quality. The provision for loan losses increased in the first quarter of 2015 as compared to the first quarter of 2014 primarily due to the increase in total portfolio loans.

Other Operating Income

Northrim has interests in businesses that complement our core Community Banking activities. We provide financial services to businesses and individuals through these interests, including mortgage origination, purchased receivables financing, health insurance plans, and wealth management. In the first quarter of 2015, total other operating income increased to $8.8 million from $2.7 million in the first quarter of 2014, primarily as a result of the inclusion of RML's mortgage origination activity in 2015, which totaled $5.6 million. Total other operating income was also $8.8 million in the preceding quarter and included a $3.0 million non-operating, one-time gain on the acquisition of RML.

“RML's first quarter volumes were notably higher than expected, which we believe reflects the reduction in FHA insurance premiums implemented at the end of January and the continuing favorable interest rate environment,” Schierhorn noted. “RML has historically not been profitable in the first quarter, so its solid contribution this quarter was welcome. Mortgage volumes are historically volatile, and we anticipate that the contribution to profitability from this segment of our business will be significant going forward, but may also increase the variability of our results.”

In the first quarter of 2015, mortgage banking income totaled $5.6 million compared to $1.7 million in the fourth quarter of 2014, which reflected only revenue for the month of December. Mortgage banking income includes non-interest income earned from mortgage banking activities. Equity in earnings from RML before the acquisition contributed an additional $286,000 to other operating income in the fourth quarter 2014 and generated a loss of $131,000 in the first quarter of 2014.

Employee benefit plan income decreased to $777,000 in the first quarter of 2015, compared to $844,000 in the preceding quarter and $876,000 in the first quarter of 2014. “Employee benefit plan income is generated from sales of health insurance to small business owners and through Enroll Alaska which provides health insurance plans to individuals under the Affordable Care Act. Enroll Alaska revenues are influenced significantly by enrollment periods that are open during limited periods of time each year and revenues generated from new customers generally lag the enrollment periods. Enrollment periods were open in the fourth quarters of 2014 and 2013,” Frye noted. “The current enrollment period closed on February 15, 2015, and revenues from these renewing and new subscribers are not fully reflected in first quarter of 2015 results."

In the first quarter of 2015, electronic banking income contributed $622,000 to other operating income, compared to $500,000 in the first quarter of 2014 and relatively unchanged from the fourth quarter of 2014. In the first quarter of this year, service charges were $490,000, up from $473,000 in the preceding quarter and $476,000 in the first quarter a year ago.

Purchased receivable income was $589,000 in the first quarter of 2015, as compared to $527,000 in the fourth quarter of 2014, and $481,000 in the fourth quarter a year ago, reflecting the gradual increase in purchased receivable balances during the quarter.

Other income totaled $660,000 for the first quarter of 2015, compared to $1.3 million in the fourth quarter of 2014 and $435,000 in the first quarter of 2014. In the fourth quarter of 2014 other income included $691,000 in recoveries from loans acquired and marked to fair value in the Alaska Pacific merger. Additionally, there was a $103,000 increase in rental income in the first quarter of 2015 as compared to the first quarter of 2014. Northrim

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completed a significant portion of its ongoing renovation project on its headquarters facility and began leasing space in the third quarter of 2014.

Other Operating Expenses

Overhead costs increased to $18.5 million in the first quarter of 2015, as compared to $10.0 million in the first quarter of 2014 and $13.7 million in the fourth quarter of 2014, primarily as a result of the consolidation of operating expenses of RML, which totaled $5.1 million for the first quarter of 2015, and the costs associated with the addition of former Alaska Pacific employees and facilities to Northrim's branch network. Additionally, Northrim recorded a $1.5 million increase in expense in the Community Banking segment for an increase in the estimated contingent liability for earn-out payments that Northrim expects to make in conjunction with the purchase of Residential Mortgage. The increase in the contingent liability resulted from the excess of RML's pretax income from December 1, 2014 through the end of the first quarter of 2015 over and above estimates made at the close of the purchase of RML. "RML's first quarter volumes were notably higher than expected, which prompted us to reevaluate our estimate of earnout payments that will be made later this year in accordance with the merger agreement" said Frye “With the addition of RML and Alaska Pacific to our operations, our overhead expenses have naturally increased,” said Schierhorn. “We now currently employ 426 people, of which 297 work for Northrim Bank, 116 work for RML and 13 work for Northrim Benefits Group. In addition, occupancy and other operating costs are also higher than a year ago, mainly reflecting the expansion of the franchise.”

Income tax expense for the first quarter of 2015 was $1.7 million, compared to $1.3 million for the first quarter of 2014, and $2.3 million for the fourth quarter of 2014. As of January 1, 2015, Northrim classifies amortization expense related to its investment in low income housing tax credit partnerships as provision for income taxes in the income statement. This expense has also been reclassified for prior periods. Previously, amortization of our investment in these partnerships was included in other operating expense. The table below details the components of the provision for income taxes for the periods presented:

	Three Months Ended
	March 31, 2015	December 31, 2014	March 31, 2014
Income tax expense	1,117	1,991	955
Amortization of low income housing tax investments	630	334	342
Total provision for income taxes	1,747	2,325	1,297

Rate rate, excluding amortization of low income housing tax investments	23.5%	22.6%	26.1%
The effective tax rate including amortization of low income housing tax credit investments for the first quarter of 2015 increased to 32.5%, compared to 32.4% for the first quarter of 2014 and 25.5% for the fourth quarter of 2014. The effective tax rate excluding the amortization of low income housing tax credit investments ("adjusted tax rate") was 23.5% in the first quarter of 2015, 22.6% in the preceding quarter, and 26.1% in the first quarter of 2014. The adjusted tax rate for the fourth quarter of 2014 is lower than the first quarter of 2015 and the first quarter of 2014 mainly because the $3.0 million non-operating gain on the purchase of RML was not taxable. The adjusted tax rate decreased in the first quarter of 2015 as compared to the same quarter last year primarily due to an increase in Northrim's available tax credits from investments in low income housing tax credit partnerships. The difference in the effective tax rate for the periods reported, compared to the combined Federal and State statutory tax rate of 41.11%, is primarily the result of the Company’s tax credits related to investments in low income housing tax credit partnerships and educational charitable contributions to qualified entities in the state of Alaska, tax-exempt interest income on qualified bonds and loans, and investments in life insurance policies whose earnings are not subject to taxes.

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Balance Sheet Review

Northrim’s assets increased 20% to $1.45 billion at March 31, 2015, compared to $1.20 billion a year ago, mainly as a result of the $167.2 million in assets acquired in connection with the acquisition of Alaska Pacific, the $47.6 million net increase in assets acquired as a result of the purchase of the remaining equity interests in Residential Mortgage, and organic growth during the year.

Investment securities totaled $260.3 million at March 31, 2015, compared to $287.3 million at December 31, 2014, and $236.2 million a year ago. At March 31, 2015, the investment portfolio was comprised of 71% U.S. Agency securities (primarily Federal Home Loan Bank and Federal Farm Credit Bank debt), 16% corporate securities, 5% Alaskan municipality, utility, or state agency securities, 6% U.S. treasury securities, 1% stock in the Federal Home Loan Bank of Seattle, and 1% in mortgage backed securities. At March 31, 2015, the average estimated duration of the investment portfolio was two years. The investment portfolio generated an average net tax equivalent yield of 1.47% for the first quarter of 2015.

Loans held for sale were $61.9 million at the end of the first quarter of 2015, compared to $43.9 million at December 31, 2014 and $14.3 million a year ago, reflecting the RML acquisition combined with increased mortgage production at RML in the first quarter of 2015. The average balance for the quarter for loans held for sale was $43.4 million, up from $18.6 million in the preceding quarter and $6.6 million a year ago.

Portfolio loans grew 26% to $960.6 million at March 31, 2015, as compared to $763.1 million a year ago, and increased 4% from $924.5 million at December 31, 2014. Average portfolio loans increased 1% in the quarter and 23% year-over-year. The acquisition of $138.4 million in loans in connection with the Alaska Pacific transaction contributed to the year-over-year loan growth.

“We generated 9% organic loan growth in our core franchise year-over-year, and 26% growth including acquired assets,” Schierhorn noted. “Loan balances in every category increased for the year and for the quarter, as well, with the exception of a drop in consumer loans this quarter.” At March 31, 2015, commercial loans totaled $324.4 million and accounted for 34% of portfolio loans; commercial real estate loans totaled $445.7 million and accounted for 46% of portfolio loans. Construction and land development loans increased 6% in the first quarter of 2015, as compared to the fourth quarter of 2014, and 109% year-over-year to $133.7 million, and accounted for 14% of portfolio loans at March 31, 2015. Commercial real estate construction accounted for approximately one-half of the increase in construction loans with the remainder coming from residential construction loans and low income housing tax credit projects. Consumer loans totaled $61.2 million and accounted for 6% of portfolio loans at year end.

Northrim’s deposit base continues to be 100% Alaska-based, and is primarily made up of low-cost transaction accounts. Balances in transaction accounts at March 31, 2015, represented 87.6% of total deposits compared to 91.4% a year ago. At March 31, 2015, total deposits were $1.2 billion, up 19% from $998 million a year ago and up 1% from the immediate prior quarter. In April 2014, Northrim acquired $151.4 million in deposits in connection with the acquisition of Alaska Pacific.

At March 31, 2015, noninterest-bearing demand deposits accounted for 35% of total deposits, interest-bearing demand accounts were 15%, savings deposits were 11%, money market balances accounted for 19%, the Alaska CD accounted for 8%, and time certificates were 12% of total deposits.

Other borrowings decreased to $22.6 million at March 31, 2015 from $26.3 million at December 31, 2014 and increased from $2.2 million at March 31, 2014. The increase in other borrowings as compared to the same period in the prior year is primarily the result of the inclusion of RML's short term borrowings in Northrim's consolidated balance sheet.

Shareholders’ equity increased 15% to $167.4 million, or $24.42 per share, at March 31, 2015, compared to $145.9 million, or $22.32 per share, a year ago. At December 31, 2014, shareholders’ equity was $164.3 million, or $23.99

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per share. Tangible book value per share was $20.92 at March 31, 2015, compared to $21.11 per share a year ago and $20.48 per share at December 31, 2014. Northrim remains well-capitalized with Tier 1 Capital to Risk Adjusted Assets of 12.71% at March 31, 2015.

Asset Quality

Nonperforming loans were $4.8 million at March 31, 2015, up from $4.7 million for the preceding quarter and $1.0 million at March 31, 2014. Non-performing assets ("NPAs") were $9.0 million at March 31, 2015, down from $9.3 million at December 31, 2014. NPAs increased from $4.4 million at March 31, 2014, primarily as a result of the acquisition of the Alaska Pacific loan portfolio and the addition of two nonaccrual loans related to one borrower in the fourth quarter of 2014. The acquired loan portfolio was recorded at its estimated fair value as of April 1, 2014, and the total fair value adjustment was a net discount of $3.0 million. The ratio of NPAs to total assets was 0.62% at March 31, 2015, compared to 0.64% three months earlier and 0.37% a year ago.

Nonperforming loans ("NPLs") were 0.50% of portfolio loans at March 31, 2015, compared to 0.51% in the preceding quarter and 0.13% a year ago. Other real estate owned (OREO) was $4.2 million at the end of the first quarter of 2015, compared to $4.6 million in the preceding quarter and $3.4 million at the end of the first quarter of 2014. As of March 31, 2015, 25% of NPAs, or $2.4 million were guaranteed by agencies of the United States government.

Loans measured for impairment totaled $12.8 million at March 31, 2015, compared to $11.3 million at December 31, 2014, and $6.0 million in the first quarter a year ago.

There were $3.2 million in restructured loans included in nonaccrual loans at the end of the first quarter of 2015, as compared to $2.3 million at December 31, 2014, and no nonaccrual restructured loans at March 31, 2014. Northrim held $5.8 million in performing restructured loans that were not included in nonaccrual loans at the end of the first quarter of 2015, $5.4 million at the end of the fourth quarter of 2014, and $4.8 million at the end of the first quarter of 2014.

“Borrowers who are in financial difficulty and who have been granted concessions that may include interest rate reductions, term extensions, or payment alterations are categorized as restructured loans,” said Frye. “We present restructured loans that are performing separately from those that are in nonaccrual to provide more information on this category of loans and to differentiate between accruing performing and nonperforming restructured loans.”

The coverage ratio of the allowance for loan losses to nonperforming loans was 352% at March 31, 2015, compared to 358% three months earlier, and 1,605% a year ago. The allowance for loan losses increased to $16.9 million at March 31, 2015, compared to $16.7 million at the end of the preceding quarter and $16.0 million a year ago.

About Northrim BanCorp

Northrim BanCorp, Inc. is the parent company of Northrim Bank, an Alaska-based community bank with 14 branches in Anchorage, the Matanuska Valley, Juneau, Fairbanks, Ketchikan, and Sitka serving 75% of Alaska’s population; and an asset based lending division in Washington. The Bank differentiates itself with its detailed knowledge of Alaska’s economy and its “Customer First Service” philosophy. Affiliated companies include Elliott Cove Insurance Agency, LLC; Elliott Cove Capital Management, LLC; Residential Mortgage, LLC; Northrim Benefits Group, LLC; and Pacific Wealth Advisors, LLC.

www.northrim.com

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Forward-Looking Statement
This release may contain “forward-looking statements” as that term is defined for purposes of Section 21D of the Securities and Exchange Act. These statements are, in effect, management’s attempt to predict future events, and thus are subject to various risks and uncertainties. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. All statements, other than statements of historical fact, regarding our financial position, business strategy and management’s plans and objectives for future operations are forward-looking statements.  When used in this report, the words “anticipate,” “believe,” “estimate,” “expect,” and “intend” and words or phrases of similar meaning, as they relate to Northrim and its management are intended to help identify forward-looking statements.  Although we believe that management’s expectations as reflected in forward-looking statements are reasonable, we cannot assure readers that those expectations will prove to be correct.  Forward looking statements are subject to various risks and uncertainties that may cause our actual results may differ materially and adversely from our expectations as indicated in the forward-looking statements.  These risks and uncertainties include: our ability to maintain strong asset quality and to maintain or expand our market share or net interest margins; our ability to implement our marketing and growth strategies; our expected cost savings, synergies, and other financial benefits from the recently completed merger of Northrim with Alaska Pacific might not be realized within the expected time frames and costs or difficulties relating to integration matters might be greater than expected; our expected cost savings, synergies and other financial benefits from the acquisition of Residential Mortgage Holding Company, LLC might not be realized within the expected time frames and costs or difficulties relating to integration matters might be greater than expected; and our ability to execute our business plan.  Further, actual results may be affected by our ability to compete on price and other factors with other financial institutions; customer acceptance of new products and services; the regulatory environment in which we operate; and general trends in the local, regional and national banking industry and economy as those factors relate to our cost of funds and return on assets.  In addition, there are risks inherent in the banking industry relating to collectability of loans and changes in interest rates.  Many of these risks, as well as other risks that may have a material adverse impact on our operations and business, are identified in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and from time to time are disclosed in our other filings with the SEC.  However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ from our expectations. These forward-looking statements are made only as of the date of this release, and Northrim does not undertake any obligation to release revisions to these forward-looking statements to reflect events or conditions after the date of this release.

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Income Statement
(Dollars in thousands, except per share data)	Three Months Ended
(Unaudited)	March 31,	December 31,	Three Month	March 31,	One Year
	2015	2014	% Change	2014	% Change
Interest Income:
Interest and fees on loans	$15,163	$14,237	7%	$10,871	39%
Interest on portfolio investments	908	888	2%	753	21%
Interest on deposits in banks	11	53	-79%	49	-78%
Total interest income	16,082	15,178	6%	11,673	38%
Interest Expense:
Interest expense on deposits	477	433	10%	286	67%
Interest expense on borrowings	277	209	33%	154	80%
Total interest expense	754	642	17%	440	71%
Net interest income	15,328	14,536	5%	11,233	36%

Provision (benefit) for loan losses	326	500	NM	—	NM
Net interest income after provision (benefit) for loan losses	15,002	14,036	7%	11,233	34%

Other Operating Income:
Mortgage banking income	5,587	1,714	226%	—	NM
Employee benefit plan income	777	844	-8%	876	-11%
Electronic banking income	622	662	-6%	500	24%
Purchased receivable income	589	527	12%	481	22%
Service charges on deposit accounts	490	473	4%	476	3%
Gain on sale of securities	114	—	NM	97	18%
Gain on mortgage affiliate	—	3,001	NM	—	NM
Equity in earnings from RML	—	286	NM	(131)	NM
Other income	660	1,257	-47%	435	52%
Total other operating income	8,839	8,764	1%	2,734	223%

Other Operating Expense:
Salaries and other personnel expense	10,550	7,892	34%	5,920	78%
Occupancy expense	1,604	1,330	21%	877	83%
Change in fair value, RML earn-out liability	1,502	—	NM	—	NM
Professional and outside services	751	490	53%	322	133%
Marketing expense	617	634	-3%	614	—%
Equipment expense	434	403	8%	298	46%
Insurance expense	324	243	33%	185	75%
OREO (income) expense, net rental income and gains on sale	297	(101)	NM	(238)	NM
Intangible asset amortization expense	73	75	-3%	52	40%
Merger and acquisition expense	—	226	NM	480	NM
Reserve for (recovery from) purchased receivables	(54)	257	-121%	(37)	46%
Other operating expense	2,363	2,222	6%	1,494	58%
Total other operating expense	18,461	13,671	35%	9,967	85%

Income before provision for income taxes	5,380	9,129	-41%	4,000	35%
Provision for income taxes	1,747	2,325	-25%	1,297	35%
Net income	3,633	6,804	-47%	2,703	34%
Less: Net income attributable to the noncontrolling interest	72	130	-45%	45	60%
Net income attributable to Northrim BanCorp	$3,561	$6,674	-47%	$2,658	34%

Basic EPS	$0.52	$0.98	-47%	$0.41	27%
Diluted EPS	$0.51	$0.97	-47%	$0.40	28%
Average basic shares	6,854,189	6,845,786	—%	6,537,652	5%
Average diluted shares	6,930,873	6,943,553	—%	6,629,330	5%

Northrim BanCorp Reports Earnings of $3.6 Million, or $0.51 Per Diluted Share, in 1Q15
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Balance Sheet
(Dollars in thousands)
(Unaudited)	March 31,	December 31,	Three Month	March 31,	One Year
	2015	2014	% Change	2014	% Change

Assets:
Cash and due from banks	$32,957	$36,036	-9%	$33,116	—%
Interest bearing deposits in other banks	13,115	36,020	-64%	75,725	-83%
Portfolio investments	260,338	287,335	-9%	236,242	10%

Loans:
Loans held for sale	61,873	43,866	41%	14,328	332%
Portfolio loans
Commercial loans	324,433	306,543	6%	293,999	10%
Commercial real estate	445,699	432,982	3%	374,443	19%
Construction loans	133,654	126,037	6%	64,023	109%
Consumer loans	61,240	63,493	-4%	34,411	78%
Unearned loan fees, net	(4,462)	(4,551)	2%	(3,811)	-17%
Total portfolio loans	960,564	924,504	4%	763,065	26%
Total loans	1,022,437	968,370	6%	777,393	32%
Allowance for loan losses	(16,947)	(16,723)	1%	(16,032)	6%
Net loans	1,005,490	951,647	6%	761,361	32%
Purchased receivables, net	15,332	15,254	1%	9,900	55%
Other real estate owned, net	4,209	4,607	-9%	3,443	22%
Premises and equipment, net	36,449	35,643	2%	27,794	31%
Goodwill and intangible assets	23,962	24,035	—%	7,889	204%
Other assets	56,132	58,772	-4%	48,104	17%
Total assets	$1,447,984	$1,449,349	—%	$1,203,574	20%

Liabilities:
Demand deposits	$410,464	$403,523	2%	$355,043	16%
Interest-bearing demand	179,124	185,114	-3%	142,981	25%
Savings deposits	127,708	122,588	4%	99,034	29%
Alaska CDs	99,120	99,736	-1%	112,531	-12%
Money market deposits	227,345	226,574	—%	202,678	12%
Time deposits	147,252	142,212	4%	85,490	72%
Total deposits	1,191,013	1,179,747	1%	997,757	19%
Securities sold under repurchase agreements	17,820	19,843	-10%	19,886	-10%
Other borrowings	22,569	26,304	-14%	2,197	927%
Junior subordinated debentures	18,558	18,558	—%	18,558	—%
Other liabilities	30,640	40,456	-24%	19,246	59%
Total liabilities	1,280,600	1,284,908	—%	1,057,644	21%

Shareholders' Equity:
Northrim BanCorp shareholders' equity	167,257	164,323	2%	145,793	15%
Noncontrolling interest	127	118	8%	137	-7%
Total shareholders' equity	167,384	164,441	2%	145,930	15%
Total liabilities and shareholders' equity	$1,447,984	$1,449,349	—%	$1,203,574	20%

Northrim BanCorp Reports Earnings of $3.6 Million, or $0.51 Per Diluted Share, in 1Q15
April 28, 2015
11 of 13

Financial Ratios and Other Data
(Dollars in thousands)
(Unaudited)	March 31,	December 31,	March 31,
	2015	2014	2014
Asset Quality:
Nonaccrual loans	$4,810	$4,674	$999
Loans 90 days past due	—	—	—
Total nonperforming loans	4,810	4,674	999
Other real estate owned	4,209	4,607	3,443
Repossessed assets	—	19	—
Nonperforming purchased receivables	—	—	—
Total nonperforming assets	$9,019	$9,300	$4,442
Government guarantees on nonperforming assets[1]	$2,375	$2,070	$—
Performing restructured loans	$5,789	$5,353	$4,778
Nonperforming loans / portfolio loans	0.50%	0.51%	0.13%
Nonperforming assets / total assets	0.62%	0.64%	0.37%
Allowance for loan losses / portfolio loans	1.76%	1.81%	2.10%
Allowance for loan losses / nonperforming loans	352%	358%	1,605%
Gross loan charge-offs for the quarter	$188	$179	$329
Gross loan (recoveries) for the quarter	($87)	($159)	($79)
Net loan charge-offs (recoveries) for the quarter	$102	$20	$250
Net loan charge-offs (recoveries) for the quarter / average loans, for the quarter	0.01%	—%	0.03%
Net loan charge-offs (recoveries) year-to-date / average loans,
year-to-date annualized	0.05%	(0.12)%	0.13%

Capital Data (At quarter end):
Book value per share	$24.42	$23.99	$22.32
Tangible book value per share[2]	$20.92	$20.48	$21.11
Tangible Common Equity/Tangible Assets[3]	10.07%	9.85%	11.54%
Tier 1 Capital / Risk Adjusted Assets	12.71%	13.06%	15.75%
Total Capital / Risk Adjusted Assets	13.96%	14.31%	17.01%
Tier 1 Capital / Average Assets	10.35%	11.21%	13.42%
Shares outstanding	6,854,189	6,854,189	6,537,652
Unrealized gain on AFS securities, net of income taxes	$747	$247	$668

Profitability Ratios (For the quarter):
Net interest margin (tax equivalent)[4]	4.93%	4.49%	4.28%
Efficiency ratio[5]	76.09%	58.35%	70.99%
Return on average assets	1.01%	1.84%	0.91%
Return on average equity	8.65%	16.40%	7.38%

Northrim BanCorp Reports Earnings of $3.6 Million, or $0.51 Per Diluted Share, in 1Q15
April 28, 2015
12 of 13

Average Balances
(Dollars in thousands)
(Unaudited)
	March 31,	December 31,	Three Month	March 31,	One Year
	2015	2014	% Change	2014	% Change

Average Quarter Balances
Loans held for sale	$43,361	$18,606	133%	$6,604	557%
Portfolio loans	946,074	938,229	1%	770,278	23%
Total loans	989,435	956,835	3%	776,882	27%

Total earning assets	1,274,986	1,297,877	-2%	1,078,325	18%
Total assets	1,429,191	1,440,032	-1%	1,179,885	21%

Noninterest-bearing deposits	386,324	422,941	-9%	336,234	15%
Interest-bearing deposits	775,172	778,121	—%	635,261	22%
Total deposits	1,161,496	1,201,062	-3%	971,495	20%

Shareholders' equity	166,925	161,421	3%	146,146	14%

Northrim BanCorp Reports Earnings of $3.6 Million, or $0.51 Per Diluted Share, in 1Q15
April 28, 2015
13 of 13

1 Represents the portion of nonperforming assets that are guaranteed by governmental agencies including the Small Business Administration, the United States Department of Agriculture, the Bureau of Indian Affairs, and the Alaska Industrial Development and Export Authority.

2 Tangible book value is a non-GAAP measure defined as shareholders' equity, less intangible assets, divided by shares outstanding.

	Book value per share	Tangible book value per share
Total shareholder's equity	$167,384	$167,384
Less: goodwill and intangible assets	N/A	(23,962)
	$167,384	$143,422
Divided by shares outstanding	6,854	6,854
	$24.42	$20.92
3 Tangible common equity to tangible assets is a non-GAAP ratio that represents total equity less goodwill and intangible assets divided by total assets less goodwill and intangible assets. This ratio has received more attention over the past several years from stock analysts and regulators. The GAAP measure of common equity to assets is calculated by dividing total equity by total assets. Total equity to total assets was 11.56% at March 31, 2015 as compared to 11.35% at December 31, 2014 and 12.12% at March 31, 2014.

4 Tax-equivalent net interest margin is a non-GAAP performance measurement in which interest income on non-taxable investments and loans is presented on a tax-equivalent basis using a combined federal and state statutory rate of 41.11% in both 2015 and 2014.

5 The efficiency ratio is a non-GAAP ratio that is calculated by dividing other operating expense, exclusive of intangible asset amortization, by the sum of net interest income and other operating income.

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Note Transmitted on GlobeNewswire on April 28, 2015, at 12:00 pm Alaska Standard Time.